Exhibit 10.11

AMENDMENT TO
SONIC CORP. EXECUTIVE SEVERANCE PLAN
(AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2017)

WHEREAS, Sonic Corp. (the “Company”) maintains the Sonic Corp. Executive Severance Plan, as amended and restated effective January 1, 2017 (the “Plan”);

WHEREAS, the Company desires to amend the Plan as hereinafter set forth; and

WHEREAS, Section 7.1 of the Plan provides that the Plan may be amended in whole or in part for any reason by the Compensation Committee of the Company’s Board of Directors (the “Committee”) at any time, in its sole discretion.

NOW, THEREFORE, the Company hereby adopts this Amendment to the Plan as hereinafter provided, effective as of September 24, 2018:

1.	Section 7.1 shall be deleted and shall be replaced with the following:

“7.1. Amendment and Termination. The Committee may at any time, and from time to time, in its sole discretion alter, amend, suspend or terminate the Plan in whole or in part for any reason or for no reason; provided, however, that no alteration, amendment, suspension or termination of the Plan shall occur on or within the first 12 months following a Change in Control; and provided further, that no alteration, amendment, suspension or termination of the Plan shall adversely affect in any material way the Severance Benefits of any Participant who has an Eligible Termination or Change in Control Termination prior to such action.”

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Except as set forth in this Amendment, all other terms and conditions of the Plan remain in full force and effect.

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